EXHIBIT 5.1

Exhibit Index

Exhibit No.	Exhibit Description
5.1	Bios of the members of the Board of Directors of Blackwater Midstream Corp.

Michael D. Suder.  Mr. Suder has been the Chief Executive Office and a Director of the Blackwater Midstream Corp. since May 7, 2008 and our President since August 18, 2008.

From September 2005 through 2007, Mr. Suder was the Director of New Business Development for LBC Tank Terminals.  Prior to that time, from 2001 through 2005, Mr. Suder was the General Manager of Kinder Morgan Energy Partners LP's lower Mississippi River region.  Prior to his tenure with Kinder Morgan, Mr. Suder was the President/COO of Delta Terminal Services, Harvey, Louisiana from 1995 through December 2000.

Mr. Suder holds a B.A. degree from George Washington University in Washington, D.C.

Philip Tracy.   Phil Tracy holds an MSc in Petroleum Engineering from Imperial College, a BSc in Chemical Engineering from Leeds University and is currently an Honorary Professor in the Petroleum Engineering Department of Heriot-Watt University.

He is a Chartered Engineer with over 37 years experience in the international oil and gas industry.

He originally joined Cairn Energy, P.l.c. in 1988 and served as an Executive Director from 1989 until 1999.  He subsequently became Managing Director of Providence Resources P.l.c., before rejoining Cairn in 2002 as Chairman of Cairn Energy India Pty Limited, a post he held until May 2006.

He was appointed Engineering & Operations Director in 2004 and has served as Rajasthan Project Director until December 2006 and again from December 2007 to June 2009, when he was seconded to Cairn India Limited.  Mr Tracy is currently Chairman of the Rajasthan Project Review Board.

Herbert N. Whitney. From 1966 through 2006, Mr. Whitney was with CITGO Petroleum Corporation (“CITGO”) in positions of increasing general management responsibility.  From 2004 through 2006, Mr. Whitney was the General Manager of CITGO’s Marine Transportation and Logistics Division.  From 2002 through 2004, Mr. Whitney was the General Manager of CITGO’s Supply Planning and Administration Division.  From 1998 to 2002, Mr. Whitney was the General Manager of CITGO’s Product Supply, Distribution, Trading and Commercial / Aviation Sales division.  From 1993 through 1998 Mr. Whitney was the General Manager of CITGO’s Operations and Crude Oil Supply Division.  From 1985 through 1998 Mr. Whitney was the President of CITGO Pipeline Company.

Mr. Whitney served on the Board of Directors for Colonial Pipeline Company from 1987 until 2006 and was Chairman of the Board of Colonial from 1996 through 2003.

From September 2006 through March 2010, Mr. Whitney was employed as Director of Pipeline Operations and Acquisitions for Lazarus Energy Holdings in Houston, Texas.

Mr. Whitney also owns and is President of Wildcat Consulting, LLC, an Oklahoma Limited Liability company that provides consulting services to the petroleum industry.

Mr. Whitney served on the Board of Directors of Blackwater Midstream Corp. from May 2008 through September 2010 and was the Chairman of its Audit Committee.

Mr. Whitney holds a B.S. degree in Civil Engineering from Kansas State University and is currently 70 years of age.

William Gore.  Mr. Gore is the founder of Manfield Partners Ltd, a specialist UK based Venture Capital fund dedicated to investing in underperforming businesses.  His current activities include Waverly TBS, a £400 million in sales drinks distributor and Adams Childrensware Ltd as a re launch of a 90 year old firm and Lombok an upscale furniture retailer.

Mr. Gore’ career, since 1991, has been focussed in leading MBO’s and MBI’s in the UK, Europe and the USA including Bousefield Chemicals, Letts Diaries, Inveresk Paper and Donside Paper.

Mr. Gore’s other activities include the University of Essex Chair of Governors, since 2005; and deputy Chair of the CLC, a global children legal charity, since 2001.

William Weidner.  From 1987 through present, Mr. Weidner has been President of River Construction Inc.  From 1982 through 1987 Mr. Weidner worked for ACECO  as a vice president of their Louisiana operations.  From 1977 through 1982 Mr. Weidner worked for LeGardeur International as a project estimator and manager serving industry on the Mississippi River.   From 1972 through 1977 Mr. Weidner worked for J Ray McDermott as an engineer designing, fabricating and installing offshore oil platforms.

Mr. Weidner holds a B. S. Degree in Civil Engineering from Tulane University.  As of June 1, 2011, Mr. Weidner was 60 years of age.

8.1**
The September 2009 Offering associated with the 2009 Convertible Promissory Note (incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on October 21, 2009 and on Form 8-K/A filed with the Commission on November 18, 2009.)

8.2**	The January 2010 Offering associated with the 2010 Convertible Promissory Note (incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on March 22, 2010.)

8.3**
The March 2011 Amendment to the September 2009 and the January 2010 Convertible Promissory Note (incorporated by reference to the Company’s Current Report on Form 8-K filed  with the Commission on March 28, 2011.)

** Incorporated by reference to prior filings.